Exhibit 99.1
ROCKVILLE FINANCIAL, INC.
COMPLETES SECOND STEP CONVERSION
AND $171,098,860 STOCK OFFERING
Rockville, Connecticut, March 3, 2011 — Rockville Financial, Inc. (the “Company”) (NASDAQ Global Select Stock Market: “RCKBD”), the holding company for Rockville Bank, announced today that it has completed the conversion from the mutual holding company structure and related public offering and is now a stock form holding company that is fully owned by the public. The Company sold a total of 17,109,886 shares of common stock in a subscription offering, including 276,017 shares to the Rockville Bank employee stock ownership plan. Rockville Bank’s employee stock ownership plan intends to purchase additional shares of common stock in the aftermarket to achieve a level of purchases equal to 4.0% of the shares sold in the offering. All shares were sold at a purchase price of $10.00 per share. Keefe, Bruyette & Woods, Inc. acted as selling agent for the offering.
Concurrent with the completion of the offering, each share of common stock owned by public shareholders of the former Rockville Financial, Inc., which had been the mid-tier holding company in the mutual holding company structure, was exchanged for 1.5167 shares of the Company’s common stock. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering and the exchange, the Company now has approximately 29,504,891 shares outstanding.
The shares of common stock sold in the offering and issued in the exchange will begin trading on the NASDAQ Global Select Market on March 4, 2011 under the symbol “RCKBD” for a period of 20 trading days and will thereafter trade as “RCKB.” Stock certificates for shares purchased in the subscription offering are expected to be mailed to subscribers on or about March 4, 2011. Holders of shares of the former Rockville Financial, Inc. in street name or in book-entry form will receive shares of Company common stock within their accounts. Holders of shares of the former Rockville Financial, Inc. in certificate form will be mailed a letter of transmittal on or about March 10, 2011 and will receive their shares of Company common stock and a check representing cash in lieu of fractional shares after submitting their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent. Any cash dividends declared will not be paid to certificate holders until they exchange their shares of the former Rockville Financial, Inc. for shares of the Company.
Hinckley, Allen & Snyder, LLP served as counsel to the Company, Rockville Bank and the former Rockville Financial, Inc. for the conversion and offering, and Silver, Freedman & Taff, L.L.P. served as counsel for Keefe, Bruyette & Woods, Inc. RP Financial, LC., Arlington, Virginia, served as independent appraiser for the conversion and offering.

Rockville Bank is a 21 1/2-branch community bank serving Tolland, Hartford and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and three Big Y supermarket locations. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com.
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.
The shares of common stock are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.